SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No....)


                            Artisan Components, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    042923102
                                 (CUSIP Number)

                                   May 7, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |X|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 942923102

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     John G. Malecki
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                               848,973
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                                    0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                             848,973
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                                      0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        848,973
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                         4.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                                                          IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 942923102

Item 1

Item 1(a) Name of Issuer:           Artisan Components, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

                                    141 Caspian Court
                                    Sunnyvale Ca 94089

Item 2

2(a) Name of Person Filing:         John G. Malecki

2(b) Address or Principal Business Office or, if none, Residence:

                                    141 Caspian Court
                                    Sunnyvale Ca 94089

2(c) Citizenship:                   USA

2(d) Title of Class of Securities:  Common Stock

2(e) CUSIP No.:                     042923102

Item 3.

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

a.       |_| Broker or Dealer registered under Section 15 of the Act.

b.       |_| Bank as defined in Section 3(a)(6) of the Act.

c.       |_| Insurance Company as defined in Section 3(a)(19) of the Act.

d. |_| Investment company registered under Section 8 of the Investment Company Act of 1940.

e.       |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

f. |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
g. |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

CUSIP No. 942923102

h. |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

i. |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

j.       |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      a.    Amount Beneficially Owned: 848,973

      b.    Percent of class:              4.1%

      c.    Number of shares as to which such person has:

            i.    Sole power to vote or to direct the vote              848,973

            ii.   Shared power to vote or to direct the vote                  0.

            iii.  Sole power to dispose or to direct the disposition    848,973

            iv.   Shared power to dispose or to direct the disposition        0.

Item 5.

Ownership of 5 Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certifications

CUSIP No. 942923102

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated. 7/14/03


Signature /s/John G. Malecki
         --------------------------
Name/Title: John G. Malecki